Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of November 22, 2022 (this “Supplemental Indenture”), between ZENDESK, INC., a Delaware corporation (the “Company”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of June 16, 2020 (the “Indenture”), pursuant to which the Company issued its 0.625% Convertible Senior Notes due 2025 (the “Notes”);

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger, dated as of June 24, 2022, by and among the Company, Zoro BidCo, Inc., a Delaware corporation (“Parent”), and Zoro Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”) (such agreement, the “Merger Agreement”), pursuant to which, and subject to the terms and conditions contained in the Merger Agreement, each share of Common Stock, par value $0.01 per share (a “Share”) (other than treasury shares, shares owned by the Parent or its wholly owned subsidiaries and dissenting shares), will be converted into and shall thereafter represent only the right to receive $77.50 in cash per Share (the “Merger Consideration”);

WHEREAS, the Merger Consideration is to be paid to each holder of Shares without interest thereon and less any applicable withholding taxes;

WHEREAS, the merger of Merger Sub with and into the Company, with the Company as the surviving entity (the “Merger”), has been consummated on the date hereof in accordance with the Merger Agreement, substantially concurrently with the execution and delivery of this Supplemental Indenture;

WHEREAS, the Merger constitutes a Fundamental Change and a Make-Whole Fundamental Change;

WHEREAS, pursuant to Section 14.01(e) of the Indenture, no Additional Shares shall be added to the Conversion Rate as a result of the Make-Whole Fundamental Change resulting for the Merger;

WHEREAS, in connection with the foregoing, Section 14.07(a) of the Indenture provides that the Company shall execute with the Trustee a supplemental indenture permitted under Section 10.01 of the Indenture providing that the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the Conversion Value (as defined below); and

WHEREAS, all conditions for the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

In consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the holders of the Notes:

ARTICLE 1

Definitions

Section 1.01. General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2

Agreements of Parties

Section 2.01 Conversion of Notes. In accordance with Section 14.07 of the Indenture and the Officers’ Certificate, dated November 22, 2022, from and after the date of this Supplemental Indenture, the right to convert each $1,000 principal amount of Notes will be changed to a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to the Merger (the “Conversion Value”), which shall be cash equal to $712.566 per $1,000 principal amount of Notes based on a Conversion Rate of 9.1944. Notwithstanding the foregoing, Holders that elect to convert their Notes at any time from November 22, 2022 (being the effective date of the Merger) until the close of business on the Business Day immediately prior to the Fundamental Change Repurchase Date (the “Make-Whole Conversion Period”) to be specified in a Fundamental Change Company Notice to be delivered in connection with the Merger, shall be entitled to receive cash equal to $712.566 per $1,000 principal amount of converted Notes based on a Conversion Rate of 9.1944, as adjusted in accordance with Section 14.03 of the Indenture as a result of the Merger which constitutes a Fundamental Change and a Make-Whole Fundamental Change (the “Make-Whole Conversion Value”). Accordingly, any reference in respect of a holders’ conversion rights to a share of Common Stock in the Indenture shall be deemed a reference to a right to receive a cash amount equal to $77.50 and the provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the holders’ right to convert the Notes into the Conversion Value or the Make-Whole Conversion Value, as applicable. For the avoidance of doubt, holders will not have the right to convert Notes into shares of Common Stock or other securities of the Company.

ARTICLE 3

Miscellaneous Provisions

Section 3.01 Effectiveness; Construction. This Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee as of the date hereof. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith. Upon the execution of this Supplemental Indenture pursuant to Article 10 of the Indenture, the Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitation of rights, obligations, duties and immunities under the Indenture of the Trustee, the Company and the Holders shall hereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments and all the terms and conditions of the Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 3.02 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.03 Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording a right, privilege, protection, indemnity or benefit to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility or liability for the correctness of the same. The Trustee makes no representation as to and shall not be responsible for the validity or sufficiency of this Supplemental Indenture, the Merger, the Merger Agreement, the Merger Consideration, the determination or calculation of the Conversion Value and the Make-Whole Conversion Value, the Fundamental Change Company Notice or any other transaction or transaction document described or referred to herein.

Section 3.04 Benefits of Indenture. Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 3.05 Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.06 Headings, Etc. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.09 Governing Law; Waiver of Jury Trial. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF). EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.10 Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.11 Electronic Signatures. The words “execution,” “signed,” “signature,” and words of similar import in this Supplemental Indenture shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§7001-7006), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

ZENDESK, INC.

By:	/s Shanti Ariker
Name:	Shanti Ariker
Title:	General Counsel, Corporate
Secretary and Chief Privacy Officer

[Signature Page to Supplemental Indenture (Governing 0.625% Convertible Senior Notes Due 2025)]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Quinton M. DePompolo
Name:	Quinton M. DePompolo
Title:	Assistant Vice President

[Signature Page to Supplemental Indenture (Governing 0.625% Convertible Senior Notes Due 2025)]